Exhibit 10.1

AZTAR CORPORATION

Nonqualified Retirement Plan for Selected Senior Executives

(SERP)

Effective January 3, 2003

January 3, 2003

Aztar Corporation

Nonqualified Retirement Plan for Selected

Senior Executives (SERP)

-ii-

Aztar Corporation

Nonqualified Retirement Plan for Selected Senior Executives (SERP)

In order to provide supplemental retirement benefits for certain executives of the Company, the Board of Directors of the Company has authorized the establishment of this Nonqualified Retirement Plan for Selected Senior Executives (the "Plan"), effective as of January 3, 2003 (the "Effective Date"), to provide as follows:

1.	Definitions

Except as otherwise expressly provided herein, or as otherwise required by the context, the following terms, whenever used in capitalized form, shall have the same meanings set forth below:

"Actuarial Equivalent" means a benefit having the same present value, using the Plan's interest assumption, as the benefit it replaces. The Plan's interest assumption will be six and one-half percent (6-1/2%).

"Base Pay" means the Participant's base salary from the Company (including sick pay and vacation pay), and shall not include bonuses and other incentive compensation. Base Pay will be calculated without regard to any salary reduction arrangement described in Code Section 125, 132(f)(4) or 401(k) in which the Participant participates and which is maintained by the Company.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means Aztar Corporation, a Delaware corporation, and any successor thereto.

"Compensation Committee" means the Compensation and Stock Option Committee of the Board.

"Entry Date" means the date the Compensation Committee designates an employee to be a Participant in the Plan.

"Final Average Compensation" means an amount equal to one-sixtieth (1/60th) of the aggregate Base Pay paid to a Participant for the 60 calendar months immediately preceding such Participant's Termination.

"Month of Benefit Service" means a Month of Service, beginning on the later of

	(a)	the Participant's 55th birthday, or
	(b)	the date the Participant completes one hundred twenty (120) Months of Service.

Months of Benefit Service will not include any period after the Participant's Normal Retirement Date.

"Month of Service" means each calendar month, or fraction of a month, beginning on the Participant's date of hire with the Company, during which a Participant is credited with service for the Company. If the Participant is not employed with the Company for an entire calendar month, he or she shall receive credit for such fractional month of employment at the rate of one-thirtieth (1/30th) of a Month of Service for each day of employment with the Company in such month.

"Normal Retirement Date" means the first day of the month coinciding with or next following the Participant's 65th birthday.

"Participant" means any employee who meets the requirements for participation set forth in Section 2 hereof, or any former employee who has a vested benefit under this Plan.

"Spouse" means (1) the spouse of a Participant on his or her Entry Date, provided that the marital status of such Participant has not changed during the period from such Entry Date until the death of the Participant, or (2) any subsequent spouse of the Participant whom the Compensation Committee, in its sole discretion, may approve prior to the date of the Participant's death.

"Termination" means termination of a Participant's employment with the Company (or any subsidiary or affiliate of the Company) for any reason.

2.	Eligibility
An executive officer of the Company shall become a Participant in the Plan on his or her Entry Date, provided all of the following eligibility conditions are met.
	(a)	The executive officer is designated as a Participant by the Compensation Committee, as evidenced by the Committee's minutes.
	(b)	The executive officer has attained at least age 55.
	(c)	The executive officer has completed at least one hundred twenty (120) Months of Service.
3.	Retirement Benefits
	(a)	If a Participant's retirement benefit hereunder becomes payable on or after his Normal Retirement Date, he or she shall be entitled to receive a retirement benefit of 120 monthly installments.

(i)

If the Participant has earned at least one hundred twenty (120) Months of Benefit Service, each monthly installment will be equal to thirty-five percent (35%) of the Participant's Final Average Compensation.

(ii)

If a Participant has not earned at least one hundred twenty (120) Months of Benefit Service, each monthly installment will be calculated as in (i) above, except that the monthly installment will be multiplied by a fraction, the numerator of which is the Participant's Months of Benefit Service and the denominator of which is 120.

(b)	Commencement On or After Age 60, but Before Normal Retirement Date:

If a Participant's retirement benefit hereunder commences on or after the date on which the Participant attains age 60, but before his or her Normal Retirement Date, he or she shall be entitled to receive an early retirement benefit of 120 monthly installments. Each monthly installment will be equal to the installment calculated as in Section 3(a) above, reduced by 0.41667% per month for each month that the Participant's benefit commencement date precedes the Participant's Normal Retirement Date.

(c)	Termination Before Age 60:

A Participant who terminates employment with the Company prior to the date on which he or she attains age 60 shall not be entitled to commence receiving retirement benefits under the Plan until the date he or she attains age 60 (except as otherwise provided in Section 6 hereof).

(d)	Pre-Retirement Death Benefit:
(i) Death prior to age 60

If a Participant dies prior to age 60, and before benefits have commenced, the Participant's surviving Spouse will be entitled to receive a benefit which is the Actuarial Equivalent of the benefit which would have been payable to the Participant, based on the Participant's Final Average Compensation and Months of Benefit Service determined as of the Participant's date of death, but commencing on the Participant's Normal Retirement Date.

The benefit will be payable to the surviving Spouse commencing as of the first day of the month next following the Participant's death, and will be payable in 120 equal monthly installments. If the Spouse dies before all monthly installments have been paid, the Actuarial Equivalent of the unpaid installments will be paid in a single lump sum to the Spouse's estate.

If the Participant has no surviving Spouse on the Participant's date of death, the Actuarial Equivalent of the benefit which would have been payable to the Participant's surviving Spouse will be paid in a single lump sum to the Participant's estate.

(ii) Death after attainment of age 60

If the Participant dies after attainment of age 60, and before benefits have commenced, the Participant's surviving Spouse will be entitled to receive 120 equal monthly installments. The 120 monthly installments will commence as of the first day of the month next following the Participant's death, and will be equal to the monthly installments which would have been payable to the Participant had the Participant's benefit commenced immediately before the Participant's death. If the Spouse dies before all monthly installments have been paid, the Actuarial Equivalent of the remaining unpaid installments will be paid in a single lump sum to the Spouse's estate.

If the Participant has no surviving Spouse on the Participant's date of death, the Actuarial Equivalent of the benefit which would have been payable to the Participant's surviving Spouse will be paid in a single lump sum to the Participant's estate.

(e) Post-Retirement Death Benefit

If a Participant dies after benefits have commenced but before all installments have been paid, monthly installments will continue to the Participant's surviving Spouse until the total of installments paid to the Participant and the Spouse equal 120. If the Spouse dies before all installments have been paid, the Actuarial Equivalent of the unpaid installments will be paid in a single lump sum to the Spouse's estate.

If the Participant has no surviving Spouse on the Participant's date of death, the Actuarial Equivalent of any unpaid installments will be paid in a single lump sum to the Participant's estate.

4.	Vesting
A Participant shall at all times have a 100% vested interest in his or her retirement benefit.
5.	Time of Payment

Retirement benefits shall commence on the first day of the calendar month coinciding with or next following a Participant's Termination, or on the first day of the calendar month coinciding with or next following the date the Participant attains age 60, whichever is later.

6.	Change in Control of the Company
(a)

Notwithstanding any other provision of this Plan, in the event of a "Change in Control of the Company" (as defined below), if this Plan shall be terminated within three years after such Change in Control of the Company, then each Participant as of the date of Plan termination shall have a vested right to receive, upon Termination, a retirement benefit which is not less than his or her retirement benefit determined as of the date immediately preceding the Change in Control of the Company (in accordance with the terms of the Plan in effect as of such date); provided, however, that for purposes of the Plan, including without limitation for purposes of computing the percentages set forth in Section 3(b) hereof, each Participant shall be deemed to have earned one hundred twenty (120) Months of Service as of the date immediately preceding the Change in Control of the Company.

(b)

Notwithstanding any other provision of this Plan, upon the occurrence of a Change in Control of the Company (as defined below), (i) if a Participant voluntarily terminates his or her employment with the Company for any reason during the 180 day period commencing on the date the Change in Control of the Company is deemed to occur, or (ii) if during the three-year period following a Change in Control of the Company the Termination of a Participant otherwise occurs, unless such Termination under this clause (ii) is (A) because of the Participant's death or Disability (as defined below), (B) by the Company for Cause (as defined below) or (C) by the Participant other than for Good Reason (as defined below) (each such Termination of a Participant pursuant to clauses (i) and (ii) being hereinafter referred to as a "Qualifying Termination"), the Company shall pay to the Participant, no later than the fifth day following the date of the Participant's Qualifying Termination, a single lump sum amount equal to the Actuarial Equivalent of the Participant's retirement benefit, determined as of the date of the Qualifying Termination. For this purpose, (x) it shall be assumed that a Participant's retirement benefit hereunder would otherwise commence at the earliest possible benefit commencement date under this Plan, and (y) solely for purposes of determining Final Average Compensation, it shall be assumed that the date of Termination for purposes of Section 3 is the date of the Change in Control of the Company if such date yields a higher total Final Average Compensation than does the date of the Qualifying Termination. In the case of any surviving Spouse who is receiving benefits under the Plan on the date a Change in Control of the Company is deemed to occur, such surviving Spouse shall receive the single lump sum Actuarial Equivalent of the remaining benefit, payable in cash no later than the fifth day following the Change in Control of the Company.

(c)

Notwithstanding any other provision of this Plan, upon the occurrence of a Change in Control of the Company (as defined below), with respect to each then former employee of the Company who (i) on the date of his or her Termination was a Participant, and (ii) on the date of the occurrence of such Change in Control shall not have received a complete distribution of his or her retirement benefit (whether or not such retirement benefit is then payable), and with respect to any surviving Spouse receiving a benefit under the Plan, the Company shall pay, no later than the fifth day following the occurrence of such Change in Control of the Company, a single lump sum amount equal to the Actuarial Equivalent of the undistributed portion of the Participant's (or surviving Spouse's) retirement benefit, determined as of the date of such Change in Control of the Company. For purposes of the preceding sentence, Actuarial Equivalent shall be determined in accordance with the provisions, to the extent applicable, of the penultimate sentence of Section 6(b) hereof.

(d)

For purposes of the Plan, a "Change in Control of the Company" shall be deemed to have occurred if (i) any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company, any person who on the date hereof is a director or officer of the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this Section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

(e)

As used herein, the term "Disability" shall mean, as a result of a Participant's incapacity due to physical or mental illness, his or her absence from the full-time performance of his or her duties with the Company for six (6) consecutive months, and his or her failure to return to the full-time performance of his or her duties within thirty (30) days after written notice of termination is given.

(f)

As used herein, the term "Cause" shall mean an act or acts of dishonesty resulting in the conviction of the Participant of a felony under the laws of the United States or any State thereof and resulting directly in gain or personal enrichment at the expense of the Company. Notwithstanding the foregoing, a termination for Cause shall not be deemed to have occurred unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for him or her, together with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of conduct set forth above in this Section 6(f) and specifying the particulars thereof in detail.

(g)

As used herein, the term "Good Reason" shall mean, without the express written consent of the Participant, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraph (i), (v) or (vi), such circumstances are fully corrected prior to the date of termination specified in a notice of termination given in respect thereof.

(i)

the assignment to the Participant of any duties inconsistent with the position he or she held in the Company immediately prior to the Change in Control of the Company, or a significant adverse alteration in the nature or status of his or her responsibilities from those in effect immediately prior to such change;

(ii)

a reduction by the Company in the Participant's annual base salary, or a reduction by the Company in the Participant's total compensation, as in effect on the Effective Date or as the same may be increased from time to time;

(iii)

the relocation of the Company's principal executive offices to a location outside the Phoenix Metropolitan Area (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control of the Company) or the Company's requiring the Participant to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Participant's present business travel obligations;

	(iv)	the failure by the Company to pay to the Participant any portion of his current compensation within seven (7) days of the date such compensation is due;
(v)

the failure by the Company to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control of the Company which is material to the Participant's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant's participation relative to other participants, as existed at the time of the Change in Control of the Company; or

(vi)

the failure by the Company to continue to provide the Participant with benefits substantially similar to those enjoyed by him under any of the Company's life insurance, medical, health and accident, or disability plans in which he or she were participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him or her at the time of the Change in Control of the Company, or the failure by the Company to provide the Participant with the number of paid vacation days to which he or she is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control of the Company;

A Participant's right to terminate his or her employment for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to any act or failure to act, constituting Good Reason hereunder.

7.	Legal Expenses

Following a Change in Control of the Company, the Company shall pay or reimburse a Participant or, if applicable, his or her surviving Spouse, for all fees and disbursements of counsel, if any, incurred by the Participant or surviving Spouse in seeking to obtain or enforce any right or benefit provided by this Plan.

8.	Funding

The Company shall not be required to fund retirement benefits hereunder. The obligations incurred by the Company hereunder may be satisfied only out of its general corporate assets, and satisfaction of such obligations shall be subject to any claims of the Company's other creditors having priority as to the Company's assets. Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company, any Participant or any other person.

9.	Successors

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the Company's obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in the Plan, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law.
10.	Nonalienability

Except for the withholding of any tax under the laws of the United States or any state or locality, no retirement benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such retirement benefit, whether currently or hereafter payable, shall be void. Except as otherwise specifically provided by law, no retirement benefit shall in any manner be liable for or subject to the debts or liabilities of any Participant or any other person entitled to such benefits.

11.	Miscellaneous
(a) This Plan shall not be construed as providing any Participant with the right to be retained in the Company's employ or to receive any benefit not specifically provided hereunder.
(b)

Nothing contained herein shall exclude or in any manner modify or otherwise affect any existing or future rights of any Participant to participate in and receive the benefits of any compensation, bonus, pension, life insurance, medical and hospitalization insurance or other employee benefit plan or program to which he or she otherwise might be or become entitled as an employee of the Company.

(c)

This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflicts of law principles. If the Company shall find that any Participant is unable to care for his or her affairs because of illness or accident, any retirement benefit payment due hereunder (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to such Participant's spouse, child, brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liabilities of the Company hereunder.

(d)

The Company shall have the right, at any time and from time to time, to amend in whole or in part, or to terminate any of the provisions of this Plan, and such amendment or termination shall be binding upon all Participants and parties in interest; provided, however, that no such amendment or termination shall impair any rights which have accrued to Participants hereunder to the date of such amendment or termination. Notwithstanding anything to the contrary contained herein, during the period that Section 6 hereof is in effect, the Plan may not be amended in any manner that would adversely affect the rights of any Participant thereunder.

12.	Claims Procedure; Plan Information

        (a) CLAIMS PROCEDURES . Any controversy or claim arising out of or relating to this Plan shall be filed with the Compensation and Stock Option Committee of the Board (the "Committee"), 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, Attention: Secretary. The Committee shall make all determinations concerning such claim. Any decision by the Committee denying such claim shall be in writing and shall be delivered to all parties in interest by first class mail with postage prepaid to the last known address. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Committee's receipt of the claimant's claim for benefits. If the Committee fails to notify the claimant of its decision regarding the claim, the claim shall he considered denied, and the claimant shall then be permitted to proceed with the appeal as provided in this Section. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished prior to termination of the initial 90 day period. In no event shall the extension period exceed 90 days from the end of such initial period.

        A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based. The claimant shall be provided reasonable access to, and copies of all documents, records, and other information relevant to the benefits claim, upon request and free of charge. A document, record, or other information is relevant if it was relied upon in making the benefit determination, it was submitted, considered, or generated in making the benefit determination even if not relied upon, or it demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefits determinations were made in accordance with Plan documents and that Plan provisions were applied consistently.

        Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Committee shall render a decision on the review of the denied claim in the following manner:

(i)

The Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Committee shall deliver the decision to the claimant in writing.
If an extension of time for reviewing the appealed claim is

required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

(b) The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers and its corporate seal to be hereunto affixed this 15th day of April, 2003, to be effective as of January 3, 2003.

AZTAR CORPORATION By ROBERT M. HADDOCK Title: President and Chief Financial Officer APPROVED By GORDON M. BURNS Chairman, Compensation and Stock Option Committee